Exhibit 5

October  22, 2009

MGP Ingredients, Inc.

Cray Business Plaza

100 Commercial Street

PO BOX 130

Atchison, Kansas 66002

Ladies and Gentlemen:

We have acted as counsel for MGP Ingredients, Inc. (the “Company”), a Kansas corporation, in connection with the registration of 1,700,000 shares of the Company’s no par value Common Stock pursuant to a registration statement on Form S-8 (“Registration Statement”).  The shares of Common Stock may be issued pursuant to the Company’s Stock Incentive Plan of 2004 (the “Plan”).  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Registration Statement.

In connection therewith, we have examined the originals, or certified, conformed or reproduction copies of:

1.               resolutions of the Board of Directors;

2.               the Registration Statement;

3.               the Plan;

4.               the Amended and Restated Certificate of Incorporation of the Company; and

5.               the Bylaws of the Company.

We have also made such other factual and legal investigations and have examined such instruments, documents, and records as we deemed necessary in order to render the opinion hereafter expressed.  In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.  As to any facts material to the opinion set forth below which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, it is our opinion that:

(1)   the Plan has been duly adopted and amended by the Company;

(2)   upon the exercise of stock options and issuance of shares of Common Stock underlying such stock options, in accordance with the terms of the Plan, and delivery of such shares to the purchasers thereof against payment of the exercise price therefore, the shares will be validly issued, fully paid and non-assessable;

(3)   upon the end of any vesting period, in the case of grants of restricted stock, and the satisfaction of performance measures, in the case of performance awards, and the issuance of shares of Common Stock underlying such grants or awards, in accordance with the terms of the Plan, and the delivery of such shares to the grantees thereof upon the satisfaction of the conditions to such delivery, such shares will be validly issued, fully paid and non-assessable; and

(4)   the Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to the undersigned in the Registration Statement and all amendments thereto.

The opinion set forth in this letter is effective as of the date hereof.  No expansion of this opinion may be made by implication or otherwise.  We express no opinion other than as herein expressly set forth.  The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person or entity.  It may not be quoted in whole or in part without our prior written consent.  We disclaim any obligation to update this opinion letter for events occurring after the date of this letter.

Very truly yours,

/s/ LATHROP & GAGE LLP